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Exhibit 99.2

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward-Looking Statements

        Management's discussion and analysis, and other sections of this annual report, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which the Company operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider the following, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include, among other things, risk factors described from time to time in the Company's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments.

General

        In 2004, we changed our segment reporting methodology by presenting net corporate expense separately in the segment operating income disclosure. In the past, net corporate expense was allocated to each reportable segment. We believe the current presentation methodology provides for better operating reporting of segment results. On May 4, 2004 Valmont Industries, Inc. issued $150 million of its 6 7/8% Senior Subordinated Notes in a private offering. We will file a registration statement on Form S-4 in connection with an exchange offer of the notes for notes registered under the Securities Act of 1933. Because the notes are guaranteed by certain of our subsidiaries, Note 19 to the Consolidated Financial Statements provides the required disclosure as to our guarantor and non-guarantor subsidiaries in accordance with Rule 3-10 of Regulation S-X.

        The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial position. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. As described in Item 1(b) above, we combined the Poles and Wireless Communication segments to form the Engineered Support Structures segment in 2003. All data for 2002 and 2001 have been reclassified to conform with the current segment structure.

	2003	2002	Change 2003-2002	2001	Change 2002-2001
	Dollars in millions, except per share amounts
Consolidated
Net sales	$837.6	$854.9	-2.0%	$872.4	-2.0%
Gross profit	208.0	231.5	-10.1%	217.6	6.4%
as a percent of sales	24.8%	27.1%		24.9%
SG&A expense	153.4	161.2	-4.9%	152.6	5.6%
as a percent of sales	18.3%	18.9%		17.6%
Operating income	54.6	70.3	-22.3%	65.0	8.1%
as a percent of sales	6.5%	8.2%		7.5%
Net interest expense	8.8	10.7	-17.5%	16.0	-33.4%
Effective tax rate	36.3%	36.5%		36.9%
Cumulative effect of accounting change	(0.4)	(0.5)		—	—
Net earnings	25.5	33.6	-24.2%	26.7	26.0%
Earnings per share	1.05	1.37	-23.4%	1.09	25.7%
Infrastructure businesses:
Engineered Support Structures segment:
Net sales	406.8	436.7	-6.8%	475.6	-8.2%
Operating income	20.7	44.3	-53.2%	40.1	10.3%
Coatings segment
Net sales	91.1	96.0	-5.1%	99.2	-3.2%
Operating income	6.8	13.8	-50.9%	11.2	23.3%
Total Infrastructure businesses:
Net sales	497.9	532.7	-6.5%	574.8	-7.3%
Operating income	27.5	58.1	-52.6%	51.3	13.1%
Agricultural businesses:
Irrigation segment
Net sales	280.0	264.7	5.8%	238.6	10.9%
Operating income	34.6	30.8	12.2%	20.4	51.2%
Tubing segment
Net sales	44.8	45.4	-1.2%	42.4	7.1%
Operating income	6.5	8.1	-19.2%	6.7	19.8%
Total Agricultural businesses:
Net sales	324.8	310.1	4.7%	281.0	10.4%
Operating income	41.1	38.9	5.7%	27.1	43.4%
Other
Net sales	14.9	12.1	23.2%	16.6	-27.5%
Operating income (loss)	(2.1)	(1.7)	-28.2%	2.2	-175.3%
Net corporate expense	(11.9)	(25.0)	52.7%	(15.6)	-60.0%

RESULTS OF OPERATIONS

FISCAL 2003 COMPARED WITH FISCAL 2002

  Overview

        The sales decrease in 2003 as compared with 2002 was the result of lower sales in the Utility and Specialty product lines of the Engineered Support Structures (ESS) segment and the Coatings segment, offset somewhat by increased sales in the Lighting and Traffic product line in the ESS segment and the Irrigation segment. Due to a weakening of the U.S. dollar in relation to the Euro and the South African Rand, sales in dollar terms were positively impacted by $23.1 million. The sales decrease after taking into account the currency translation effect was 4.8%. Gross profit margins were lower in most segments, except that margins improved slightly in the Irrigation segment, mainly as a result of improved margins in the international markets. In particular, margins were significantly impacted by severe pricing pressure in the Utility product line. Lower sales in the Utility and Specialty product lines and the Coatings segment also resulted in lower coverage of fixed manufacturing costs, which further contributed to lower profitability. The decrease in Selling, General and Administrative (SG&A) expense was mainly due to a reduction of approximately $12.5 million in employee incentives and supplemental 401K matches this year. This decrease was directly related to the decrease in our profitability and return on invested capital this year. This decrease was offset to some extent by currency translation impacts related to a weaker U.S. dollar, which increased our expenses in dollar terms.

        The decrease in interest expense was principally related to lower average borrowing levels this year. Our capital spending and acquisition activity has continued to be lower than historical levels and our share repurchases this year were not significant. As a result, our free cash flows have been used to reduce our interest-bearing debt.

        Our effective tax rate was comparable to 2002, as there have been no major changes to tax rates or our general income tax position this year. Losses in nonconsolidated subsidiaries were lower in 2003 as compared with 2002, due to some improvement in our Irrigation segment joint ventures in Argentina and the U.S. In addition, in 2002 we recorded a $1.1 million impairment charge in our investment in our U.S. nonconsolidated subsidiary. Minority interest in earnings of consolidated subsidiaries was higher this year, mainly related to strong profitability gains in our Irrigation segment operations in Brazil and South Africa. Our ownership percentages in these locations are less than 100%.

        The Financial Accounting Standards Board (FAS) Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), was revised in December 2003 and is applicable to public entities that have interests in variable interest entities for periods ending after December 15, 2003. Under FIN 46, the assets, liabilities and results of activities of variable interest entities are required to be reported in the consolidated financial statements of their primary beneficiaries. We assessed our relationships with variable interest entities and determined that we were the primary beneficiary in a variable interest entity related to our lease of transportation equipment. Accordingly, in the fourth quarter of 2003, we recorded a cumulative effect of a change in accounting of $0.4 million (net of related tax effects of $.2 million). In addition, we recorded a net increase to property, plant and equipment of $9.3 million and an increase to interest-bearing debt of $9.9 million.

        We generated solid operating cash flow during 2003 and 2002 and we used those cash flows to reduce our interest-bearing debt. Our long-term debt to invested capital ratio was reduced from 36.8% to 30.9% in 2003, which is comfortably within our internal goal of 40%.

  Engineered Support Structures (ESS) Segment

        General—The sales decrease in the ESS segment related to lower sales in the Utility and Specialty product lines, offset somewhat by stronger sales in the Lighting and Traffic product line. The sales decrease after taking into account currency translation effects was 10.1%. The decrease in operating income was the result of lower sales volumes and lower gross profit margins due to pricing pressures in the Specialty and Utility product lines and reduced coverage of fixed manufacturing costs related to lower sales volumes in those product lines. The impact on gross profit margins was offset somewhat by lower SG&A spending, mainly related to lower sales incentives and commissions associated with lower sales volumes. Our SG&A spending in Europe increased from 2002 due to our efforts to expand sales distribution and manufacturing in the region and expand our product offering in the Utility product line.

        Lighting and Traffic Products—In North America, lighting and traffic structure sales increased by 3.6% in 2003. Market demand continues to be driven by government spending programs and the need for improved street and highway lighting and traffic control. The commercial lighting sales in 2003 were essentially flat with 2002, as commercial construction and the related demand for area lighting for parking lots and common areas was somewhat weaker than in 2002. Building alliances with lighting fixture manufacturers helped us to maintain sales despite some softness in the overall market. Profitability in North America improved, principally due to increased sales. In Europe, sales increased 5.7% in local currency terms, as most of the sales increase related to efforts to expand our manufacturing presence and sales coverage in the region. Despite higher sales, profitability in Europe was lower than in 2002, due primarily to increased SG&A spending. The increase in spending related mostly to efforts to expand our sales presence and product offering in the region. While we expect these activities to contribute to future profitability, they are in their formative stages and have not yet generated the sales and profits that we expect. In China, sales are down slightly, but we are continuing to make progress in finding local market segments that are attractive and capitalize on export opportunities to generate sales and profits.

        Utility Products—Utility sales decreased 37.8% in North America compared with 2002. Market demand for steel poles for transmission and substations was somewhat lower than in 2002. Utility companies and independent power producers have reduced spending for electrical generation and transmission projects due to factors such as a lack of U.S. energy legislation and some financing constraints. The key factor that affected profitability was the severe pricing pressure in the marketplace throughout 2003. The pricing pressure resulted from some weakness in the market, combined with new competitors in the form of manufacturers who also compete for sales of pole structures in the wireless communication market. In the first quarter, our backlogs and sales fell as we attempted to maintain pricing. Our pricing was more aggressive in the second quarter and we were successful in increasing our order rate, although sales prices were substantially less than what we experienced in the last few years. Sales in the fourth quarter were similar to 2002, although at lower margin levels than in the past. The impact of pricing and unfavorable product mix on operating income was approximately $8.9 million in 2003. In China, our sales increased approximately $5.0 million in 2003 as compared with 2002. We have been successful in penetrating the utility market with transmission and substation products. China is investing large amounts of money in electrical generation and distribution, and we believe we are well positioned to take advantage of favorable trends in China to continue to grow our sales there in the future.

        Specialty Products—In North America, sales of specialty products were down as compared with 2002. Wireless carriers and build-to-suit companies continue to curtail spending on new structures for the wireless communication industry as they are focusing on cash flow and capital management. Structures and antennas being installed have generally been done so as to augment existing networks to improve coverage and service. While sales were lower and pricing remained very competitive, our factory and administrative costs were reduced by approximately $4.0 million this year which helped to minimize the impact of these lower sales on operating income. In 2003, this product line also began to manufacture overhead sign and low-voltage substation structures; while 2003 sales in these products were not material, we have been successful in achieving orders and are optimistic that these products will help us grow our specialty product sales in the future. We continue to experience strong demand for wireless communication poles in China, as they continue to pursue buildout of their wireless networks. Sales and profitability in China were improved over 2002.

  Coatings Segment

        The decrease in Coatings segment sales in 2003 as compared with 2002 was due to weakness in the industrial economy in the U.S. throughout 2003. In addition, the amount of business with our other locations was down this year, as lower sales in the Utility and Specialty product lines in the ESS segment also led to lower production levels in our galvanizing locations that serve those product lines. As a result of these factors, sales in our galvanizing locations were 14.4% lower than in 2002. Operating income decreased due to lower sales and gross margins, offset by reduced SG&A expenses. Our galvanizing operations have relatively high fixed costs. When production fluctuates, it can have a significant impact on earnings. The estimated total impact of the volume decrease on gross margin was $4.7 million. Gross margins were also impacted by approximately $1.1 million in higher workers compensation costs in 2003. Most of this increase occurred in our California operations, where the legal environment in the workers compensation area is difficult for employers. SG&A spending was comparable to 2002 levels. Operating income in 2002 included a $1.2 million gain on the sale of a facility in our Minnesota location.

  Irrigation Segment

        Irrigation segment sales increased in both domestic and international markets. In North America, improved commodity prices, dry growing conditions in our main market areas, a generally favorable U.S. farm bill and low interest rates contributed to increased demand for mechanized irrigation machines and related service parts. The increase in sales and some improved pricing resulted in higher operating income in 2003.

        In the international marketplace (after considering currency translation impacts), sales were similar to 2002. Sales in the Middle East market were down substantially, as the war in Iraq impacted project sales in the region. In Brazil, we achieved record sales and profits, as market conditions were very strong. Good agricultural commodity prices and favorable government programs helped drive the strong sales demand and contributed to our excellent operating performance in 2003. In South Africa, sales in local currency terms were down slightly from our record sales in 2002, but profitability improved, due to improved operations management and pricing that led to improved gross margins. Good agricultural commodity prices and generally dry growing conditions helped maintain strong demand for mechanized irrigation machines in the region. Overall profitability in our international operations improved by 21%, about half of which was due to currency translation effects resulting from a weaker U.S. dollar, especially in relation to the South African Rand.

  Tubing Segment

        In the Tubing segment, sales were slightly lower than last year, although sales were stronger in the fourth quarter as compared with 2002, reflecting some strengthening economic conditions in the U.S. This segment was impacted significantly by the steel market, as most of the cost of tubing is hot-rolled sheet steel. In the fourth quarter of 2003, steel prices started to rise and there is some concern about availability of steel in the near future. In these conditions, our sales tend to increase, as customers order more tubing to reduce the risk of future shortages and avoid future price increases. Operating income was down from 2002 due to some pricing pressures in commodity-type products and an unfavorable inventory adjustment.

  Other

        Our "Other" businesses include our machine tool accessory business in France, our industrial fastener business in the U.S. and wind energy development. Sales were up mostly due to currency translation impacts and profitability was down mainly due to higher spending on developing a new structure for the wind energy industry. Our spending on development activity was $2.8 million in 2003, as compared with $2.4 million in 2002. We have not yet made a commercial sale in this area, but remain somewhat optimistic for long-term success in this market.

  Net corporate expense

        The principal reasons for lower net corporate expenses in 2003 as compared with 2002 were reduced employee incentives associated with lower profitability and return on invested capital (approximately $8.7 million) and approximately $2.2 million associated with an increase in the amount of corporate computer expenses allocated to our operating units. In addition, rental costs on our corporate headquarters building decreased by $1.6 million in 2003 as compared with 2002 due to lower interest rates, as our rental costs were based on the LIBOR plus a spread.

FISCAL 2002 COMPARED WITH FISCAL 2001

  Overview

        The sales decrease in 2002 as compared with 2001 was primarily due to lower sales in the Specialty and Utility product lines in the ESS segment, offset somewhat by sales increases in the Lighting and Traffic product line in the ESS segment and the Irrigation and Tubing segments. The increase in gross profit as a percent of sales was due to improved margins in all segments, particularly in the Irrigation segment. Margins were enhanced through improved factory productivity and cost control throughout most of our businesses. In addition, the 2002 gross profit margin improvement was aided by a $1.2 million gain on sale of a production facility in the Coatings segment and the 2001 gross profit was negatively impacted by the inventory write-off of $1.5 million in the Specialty product line. Hot-rolled steel prices rose sharply during the first half of 2002 before prices declined somewhat in the fourth quarter. The gross profit impact of these increases was not significant, as we were able to manage these increases through sales price increases and advance purchase contracts.

        The increase in selling, general and administrative (SG&A) expenses was due to increases in employee incentives and a supplemental match of employee 401K contributions totaling $10 million due to improved earnings and return on invested capital. In addition, 2002 included a full year of expenses of PiRod, which was acquired on March 30, 2001 and an increase in wind energy development expenses of $1.6 million as compared with 2001. These increases were offset to some extent by the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142) in 2002, when we stopped amortizing goodwill and indefinite-lived intangible assets. The impact of SFAS 142 in 2002 was a reduction in SG&A expenses of $3.7 million.

        Net interest expense decreased significantly in 2002, due mainly to our reduction of interest-bearing debt. We also benefited from lower interest rates on our variable rate debt. The positive impact of lower interest rates was $2.3 million in 2002.

        Our effective tax rate was slightly lower in 2002 than 2001, due to increased tax credits associated with research and development activities and the elimination of goodwill amortization. Losses in nonconsolidated subsidiaries narrowed by $1.0 million, due mainly to a lower net loss in our Mexican pole joint venture. In 2001, we recorded a $1.0 million impairment charge in our investment in our irrigation distributor in Argentina, due to the economic problems in the Argentine economy. In 2002, we recognized a $1.1 million impairment charge in our investment in a nonconsolidated irrigation segment operation. This impairment charge was due to a reduced market demand for irrigation products in that operation's market area.

        Our operating cash flow reduction in 2002 as compared with 2001 related to the large reduction in inventories in 2001. In 2000, our inventories rose to historically high levels and this increase was largely reversed in 2001. The average operating cash flow in 2000 and 2001 was approximately $60 million. These improved cash flows and reduced capital expenditures were used to reduce interest-bearing debt. Our long-term debt to invested capital ratio improved from 41.9% to 36.8% in 2002 and was in line with our internal goal of 40%.

  Engineered Support Structures (ESS) Segment

        General—In the ESS segment, the decrease in sales related to lower sales in the Specialty and Utility product lines, offset by improved sales in the Lighting and Traffic product line. Despite lower sales volumes, gross profit margins were higher as compared with 2001 due to good factory productivity and cost control. SG&A spending was lower than in 2001, due to lower incentive expense and spending reductions taken in our Specialty Products product line, offset to some extent by increased depreciation expenses and start up expenses associated with our new plant in Morocco.

        Lighting and Traffic Products—In North America, sales of Lighting and Traffic products were modestly higher as compared with 2001. Government programs to develop and upgrade road, highway and traffic control systems helped support sales demand in the Lighting and Traffic product line. Commercial lighting sales were stable, as new alliance relationships with certain lighting fixture manufacturers offset overall weaker market demand and lower levels of commercial construction. Gross profit margins in North America improved somewhat due to a more favorable sales mix in 2002. In Europe, sales were modestly higher than in 2001, due to some improvement in market conditions. We expanded our sales presence in Europe and started up a factory in Morocco. Gross margins and operating income in Europe improved mainly through improved factory performance. In our China operation, sales were stable in China and export sales improved over 2001. Profitability also improved over 2001.

        Utility Products—Utility product sales in North America were lower than in 2001, as demand for steel transmission, substation and distribution poles weakened steadily throughout 2002. Utility companies and independent power producers are delaying plans to develop new electrical generation due to a slow U.S. economy and financing constraints, which is resulting in lower demand for our products. We entered 2002 with a large backlog in utility, which helped sustain sales through the first half of 2002. However, market conditions this year led to lower sales volumes in the second half of the year. Over the long term, we believe the key market drivers of increasing electricity consumption, overall economic growth, lack of electrical transmission capacity and deregulation of the electrical utility industry provide a solid basis for future sales. In 2002, rising steel prices throughout much of the year and a competitive pricing environment, especially in the second half of the year put some pressure on gross profit margins, but factory productivity improvements helped minimize the impact of these conditions on operating income.

        Specialty Products—In 2002, sales in North America were 40% lower than in 2001. Wireless carriers and build-to-suit companies continue to be plagued by lack of capital and inventories of uninstalled structures. We recognized these conditions as indications of market weakness and took actions to reduce expenses, consolidate product offerings and organize operations in line with then current market conditions. Despite the large sales decrease, gross profit margins improved and operating profit only fell by $1.4 million from 2001. Factory costs were reduced by over 40% and SG&A spending was reduced by over 30% this year, which helped minimize the operating income impact from the lower sales volumes. We believe over time, carriers will have to add structures and antennas to improve service and keep up with the continuing growth in number of subscribers and airtime usage by subscribers. In addition to reducing the cost structure of the business, we are using our engineering and design expertise to develop products for the sign structure market. Sales of communication poles in China were slightly lower than our record sales of 2001. China, however, continued the buildout of its wireless phone infrastructure, which helped support sales. This unit continues to contribute profitably to the performance of the ESS segment.

  Coatings Segment

        Sales in the Coatings segment were down slightly from 2001. This business generally reflects the industrial U.S. economy and the weak U.S. economic growth resulted in sluggish sales. Earnings improved over 2001 due to reduced amortization of goodwill (due to the adoption of SFAS 142) of $2.4 million and a sale of a production facility that resulted in a gain of $1.2 million. However, fixed factory and SG&A expenses continued notwithstanding the lower sales volumes, including lower sales to the ESS segment. The impact of these reduced sales on gross margins and operating income was approximately $2.6 million, but was partially offset by lower zinc and natural gas costs.

  Irrigation Segment

        The increase in Irrigation segment sales was due to improved market conditions in most markets. In North America, improved crop prices and generally dry growing conditions resulted in stronger market demand for mechanized irrigation machines and related service parts. Profitability in North America improved due to sales volume increases, a stronger pricing environment, effective management of steel costs and more efficient factory performance. SG&A expenses increased approximately $4.0 million as compared with 2001 due to increased compensation costs (including higher employee incentives) and increases in promotional spending.

        International sales and profits were at record levels in 2002, as most markets were stronger as compared with 2001. In addition to the increases in volume, profits were enhanced by improved pricing in most markets. Latin America, Brazil and South Africa were the main contributors to the increase in sales and profitability. Latin America sales improved due to development of new markets in the region and higher sales in Mexico, which were driven by improved crop prices and government subsidies. In Brazil, 2001 sales were down due to government-imposed electricity and water restrictions caused by drought. In 2002, these restrictions were lifted, resulting in improved market demand and pricing. In South Africa, dry growing conditions, improved crop prices and expanded sales efforts led to increased sales and profits. Our strategy of manufacturing and distribution presence in major markets has put us in a good position to compete effectively on a local basis and minimize the impacts of exchange rates on our sales and profitability.

  Tubing Segment

        Tubing segment product demand was similar to 2001, due to the sluggish U.S. industrial economy. Steel prices increased dramatically during the first half of 2002 before falling somewhat in the fourth quarter. In addition to the effective management of higher steel prices, we were able to pass some of these price increases along to our customers, which accounted for much of the net sales increase as compared with 2001. Improved factory performance and favorable product mix were the main reasons for the increase in gross margins and operating income in 2002.

  Other

        Our Other businesses include manufacture of machine tool accessories, distribution of industrial fasteners and wind energy development. The main reason for the reduced aggregate earnings of these operations in 2002 was $2.4 million spent on developing a structure for the wind energy industry, as compared with $0.8 million spent in 2001. Sales and profits in the machine tool accessory business were also lower than 2001 by $1.0 million due to lower customer demand this year, which mainly serves the automotive industry.

  Net corporate expense

        The increase in net corporate expense was primarily due to approximately $8.0 million in increased employee incentives associated with increased profitability and return on invested capital in 2002, as compared with 2001.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows

        Working Capital and Operating Cash Flows—Net working capital was $169.6 million at fiscal year-end 2003, as compared with $154.1 million at year-end 2002. The ratio of current assets to current liabilities was 2.12:1 as of December 27, 2003, as compared with 2.09:1 at December 28, 2002. Working capital was up due to increases in cash, receivables and a decrease in accrued expenses. The increase in receivables was due to currency translation effects ($8.0 million) and a stronger mix of international sales, which generally have longer payment terms than North American sales. On a regional basis, accounts receivable turns in 2003 are similar to 2002. Accrued expenses decreased due to much lower employee incentive accruals in 2003, due to our lower earnings and return on capital in 2003, as compared with 2002. Inventories were $8.9 million lower in 2003 as compared with 2002 (after currency translation effects). In late 2002, the ESS and Tubing segments increased their stocks of hot-rolled steel late in the year to guard against potential steel supply shortages in the U.S. We did not purchase as much material in advance this year. Also, the Specialty product line in the ESS segment continues to work on reducing its inventory levels due to lower sales demand. Operating cash flow was $59.8 million in 2003, as compared with $69.5 million in 2002 and $109.8 in 2001. The decrease in operating cash flow in 2003 as compared with 2002 related mainly to lower earnings in 2003. The stronger operating cash flow in 2001 related principally to substantial reductions in inventory that year, since our inventories were at relatively high levels in 2000.

        Investing Cash Flows—Capital spending was $17.7 million in 2003, as compared with $13.9 million in 2002, and $25.7 million in 2001. Our depreciation and amortization expenses for 2003, 2002 and 2001 were $34.6 million, $33.9 million and $36.3 million, respectively. Our capital spending continues to be at historically low levels. Throughout much of the 1990's our capital spending was relatively high as we added manufacturing capacity in a number of areas, most notably our Irrigation segment factory in McCook, Nebraska and our ESS factory in Jasper, Tennessee. We have not made any substantial capacity additions in the past three years. In addition, we made a number of acquisitions from 1998 to 2001 that added capacity and allowed us to expand our market coverage. While no acquisitions were made in 2003 or 2002, $33.4 million cash was expended in 2001 as part of the PiRod acquisition, which was completed on March 30, 2001.

        Financing Cash Flows—Strong operational cash flow, combined with lower capital spending and reduced acquisition activity, enabled us to reduce interest-bearing debt by $16.3 million, $40.0 million and $38.9 million in 2003, 2002 and 2001, respectively. The 2001 debt reduction was achieved despite the $33.4 million we borrowed as part of the PiRod acquisition. The Board of Directors has authorized the repurchase of up to 1.5 million shares of our common stock. As of December 27, 2003, 972,100 shares had been repurchased under this authorization for a total of $17.2 million. We repurchased 165,700 shares in 2003 for a total of $3.4 million.

  Sources of Financing and Capital

        We have historically funded our growth, capital spending and acquisitions by a combination of operating cash flows and debt financing. We have an internal long-term objective to maintain long-term debt as a percent of capital below 40%, although we may exceed that percentage from time to time for major strategic purposes, such as acquisitions. At year-end 2003, long-term debt was 30.9% of invested capital, down from 36.8% in 2002 and 41.9% at year-end 2001. On February 23, 2004, we signed a definitive agreement to purchase all the shares of Newmark International, Inc. for approximately $105 million in cash. Additionally, Newmark has approximately $10 million in interest-bearing debt. After this acquisition is completed, our long-term debt to capital ratio will likely exceed our stated internal goal of 40%. We are considering a number of alternatives regarding capital structure which we believe, together with our cash flow characteristics, will provide adequate capital resources for necessary capital improvements and additional acquisition opportunities. While future capital spending (exclusive of acquisitions) likely will not remain at the levels spent in 2003 or 2002, we do not anticipate that capital spending (exclusive of acquisitions) will exceed depreciation expense in the foreseeable future.

        Our debt financing consists of a combination of short-term credit facilities and long-term debt. The short-term credit facilities are with various banks and amounted to $25.5 million at the end of 2003 as compared with $21.1 million at the end of 2002. At December 27, 2003, $13.1 million of these short-term credit facilities were available.

        The major components of our long-term debt include a revolving credit agreement with a group of banks and a long-term unsecured credit facility with an insurance company. Under the revolving credit agreement, we may borrow up to $150 million in multiple currencies. The facility is unsecured and any outstanding principal balance is due in August 2006. The outstanding balance may be paid down at any time and additional funds may be borrowed up to the $150 million maximum. At December 27, 2003, the outstanding principal balance was $40 million, compared with $56 million at the end of fiscal 2002. The interest rate we pay on the revolving credit line is based upon the London Interbank Offer Rate (LIBOR) plus a spread based on our financial leverage. At year-end 2003, the interest rate was 1.81%. The total borrowings available under the unsecured facility with an insurance company was $200 million at the end of 2003, with $80 million outstanding as of December 27, 2003. The principal payments made in 2003 totaled $10.0 million and future repayments due under this facility are in varying amounts, ending in 2012. The principal may be prepaid at any time, subject to applicable yield maintenance provisions. We also have certain minor long-term borrowings, including capital lease arrangements. Debt covenants under the revolving credit agreement and the unsecured facility with an insurance company require us to maintain certain leverage and fixed charge ratios for the duration of the agreements. At the end of fiscal 2003, we were in compliance with all debt covenants.

        Our priorities in use of future free cash flows are as follows:

  •
  Fund internal growth initiatives in core businesses

  •
  Pay down interest-bearing debt

  •
  Invest in acquisitions clearly connected to our core businesses or an existing competency

  •
  Return money to our shareholders through increased dividends or common stock repurchases at appropriate share prices

        In the event of a sharp decrease in demand for our products, resulting profitability reductions would reduce our operating cash flows and may affect our ability to grow. Likewise, low profitability or operating losses could impact our compliance with key long-term debt covenants, which could ultimately result in default of these debt agreements and acceleration of payments due. These factors could come from a number of sources, such as a prolonged depression in the U.S. farm economy, a substantial reduction in government (including state and local) funding of the federal highway program and a prolonged U.S. economic recession.

FINANCIAL OBLIGATIONS AND FINANCIAL COMMITMENTS

        We have future financial obligations related to (1) payment of principal and interest on interest-bearing debt, including capital lease obligations, (2) various operating leases and (3) purchase obligations. These obligations as of December 27, 2003 are summarized as follows, in millions of dollars:

Contractual Obligations	Total	2004	2005-2006	2007-2008	After 2008
Long-term debt	$147.6	$14.8	$74.5	$14.8	$43.5
Capital leases	2.1	0.2	0.6	0.2	1.1
Unconditional purchase obligations	9.4	9.4	—	—	—
Operating leases	26.3	6.5	10.5	6.4	2.9

Total contractual cash obligations	$185.4	$30.9	$85.6	$21.4	$47.5

        Long-term debt principally consists of the revolving credit agreement and the unsecured credit facility with an insurance company. Obligations under these agreements could be accelerated in event of non-compliance with loan covenants.

        Capital leases relate to a production facility in France and office equipment in the U.S. Operating leases relate mainly to various production and office facilities and are in the normal course of business.

        Unconditional purchase obligations relate to purchase orders for aluminum and zinc for periods up to one year. These obligations also include steel held by us on consignment from certain vendors. We believe the quantities under contract are reasonable in light of normal fluctuations in business levels and we expect to use the commodities under contract during the contract period.

OFF BALANCE SHEET ARRANGEMENTS

        We have operating lease obligations to unaffiliated parties on leases of certain production and office facilities and equipment. These leases are in the normal course of business and generally contain no substantial obligations for us at the end of the lease contracts. The most significant operating lease is the lease of our corporate headquarters office building in Omaha, Nebraska. On this lease, we lease the entire office complex and sublease other office space in the complex to outside parties. The lease payments are based on the London Interbank Offer Rate (LIBOR), plus a spread that varies depending on our financial leverage. The current lease obligation expires in 2008, at which time we may elect to 1) renew the lease at a negotiated rate and duration; 2) purchase the facility from the lessor for $35 million; or 3) terminate the lease. In the event that we terminate the lease and the facility is sold for less than $35 million, we are obligated to pay the difference between the sales price and $35 million to the owner. This lease also contains certain covenants that are similar to those in our revolving credit agreement, including covenants related to financial leverage and coverage of certain fixed charges. The estimated fair value of the residual value guarantee is $1.7 million, which we have classified on the balance sheet in "Other noncurrent liabilities". This lease was reviewed under the provisions of FAS Interpretation 46 ("Consolidation of Variable Interest Entities"), and we determined that we were not required to consolidate the lessor entity because we were not the primary beneficiary.

        We also have certain commercial commitments related to contingent events that could create a financial obligation for us. Except as noted below, these commitments at December 27, 2003 are as follows (in millions of dollars):

		Commitment Expiration Period
Other Commercial Commitments	Total Amounts Committed
		2004	2005-2006	2007-2008	Thereafter
Standby Letters of Credit	$3.0	$3.0	—	—	—
Guarantees	5.1	0.3	$2.2	—	$2.6

Total commercial commitments	$8.1	$3.3	$2.2	—	$2.6

        The above commitments include $7.1 million in loan guarantees of non-consolidated subsidiaries in Argentina and Mexico and are in proportion to our ownership percentage of these companies or are accompanied by a guarantee from the majority owner to us. As prescribed by the Financial Accounting Standards Board (FASB) Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others' (FIN 45), the fair value of the guarantees entered into in 2003 was $1.1 million and is recorded in Other noncurrent liabilities on our December 27, 2003 balance sheet. We also maintain standby letters of credit for contract performance on certain sales contracts.

MARKET RISK

  Changes in Prices

        Certain key materials we use are commodities traded in worldwide markets and are subject to fluctuations in price. The most significant materials are steel, aluminum, zinc and natural gas. Over the last three years, hot-rolled steel prices have been volatile. In 2001, prices dropped significantly. In 2002, prices rose sharply early in the year before falling later in the year. Prices continued to fall somewhat in early 2003 before rising late in the year. The volatility in price was due to such factors as fluctuations in supply, government tariffs and fluctuation in the U.S. industrial economy. In 2001, natural gas prices were volatile. Our main strategies in managing these risks are a combination of fixed price purchase contracts with our vendors to minimize the impact of volatility in prices and sales price increases where possible.

  Risk Management

        Market Risk—The principal market risks affecting us are exposure to interest rates and foreign currency exchange rates. We normally do not use derivative financial instruments to hedge these exposures, nor do we use derivatives for trading purposes.

        Interest Rates—Our interest-bearing debt is a mix of fixed and variable rate debt. Assuming average interest rates and borrowings on variable rate debt, a hypothetical 10% change in interest rates would have an impact on interest expense of approximately $0.2 million in 2003 and $0.2 million in 2002.

        Foreign Exchange—Exposures to transactions denominated in a currency other than the entity's functional currency are not material, and therefore the potential exchange losses in future earnings, fair value and cash flows from these transactions are immaterial.

        We manage our investment risk in foreign operations by borrowing in the functional currencies of the foreign entities where appropriate. The following table indicates the change in the recorded value of our investments at year-end assuming a hypothetical 10% change in the value of the U.S. Dollar.

	2003	2002
	(in millions)
Europe	$4.0	$3.0
South America	0.7	0.6
Asia	1.6	1.0
South Africa	0.5	0.3

2004 OUTLOOK

        In 2004, we expect ESS segment sales and profits to improve over 2003. Lighting and Traffic structure sales are expected to increase. While U.S. highway spending legislation has not yet been passed, we believe that such legislation will be passed and funding will continue in some form. However, delays and uncertainty over the timing, funding and size of a new highway legislation can affect the market for lighting and traffic structures, as customers may delay purchasing decisions until the parameters of the legislation are settled. We expect sales of Utility products in the U.S. to increase in 2004, but pricing pressures may persist. In Specialty products, the wireless communication market conditions are expected to be similar to 2003. As we gain product expertise and market knowledge in areas such as sign structures and low-voltage substation, we are optimistic that the product expansions will help us improve sales and profitability. Coatings sales tend to lag the general industrial economy, so we should see some improvement in demand for coatings services with sustained industrial production improvement in our market areas.

        Irrigation sales and profitability are expected to be higher in 2004, as compared with 2003. Overall dry growing conditions, government farm programs and improved commodity prices should result in higher sales in North America. In the international markets, we do not expect the markets to be quite as strong as they have been in Brazil and South Africa. However, our international coverage and regional manufacturing strategy should position us for any growth opportunities that arise.

        Overall, we expect earnings to improve over 2003. Backlogs are generally stronger than a year ago, and we are optimistic that we will experience moderate sales growth. We do have concern over the steel market at this time. We are seeing some increases in steel prices and if steel availability deteriorates, our lead times to acquire steel may be impacted and affect our ability to meet customer demands. We believe we are positioned well to deal with these challenges, but turbulence in the steel market will be a challenge for us in 2004. We will continue our focus on looking for new growth opportunities through internal initiatives or acquisitions, improving our cost structure and using free cash flows to reduce interest-bearing debt. We believe there is opportunity for improvement in each of our businesses and we intend to grow and leverage our products, markets and competencies going forward.

CRITICAL ACCOUNTING POLICIES

        The following accounting policies involve judgments and estimates used in preparation of the consolidated financial statements. There is a substantial amount of management judgment used in preparing financial statements. We must make estimates on a number of items, such as provisions for bad debts, warranties, contingencies, impairments of long-lived assets, and inventory obsolescence. We base our estimates on our experience and on other assumptions that we believe are reasonable under the circumstances. Further, we re-evaluate our estimates from time to time and as circumstances change. Actual results may differ under different assumptions or conditions. The selection and application of our critical accounting policies are discussed periodically with our audit committee.

  Allowance for Doubtful Accounts

        In determining an allowance for accounts receivable that will not ultimately be collected in full, we consider:

  •
  age of the accounts receivable

  •
  customer credit history

  •
  customer financial information

  •
  reasons for non-payment (product, service or billing issues).

        If our customer's financial condition were to deteriorate, resulting in an impairment in their ability to make payment, additional allowances may be required.

  Warranties

        All of our businesses must meet certain product quality and performance criteria. We rely on historical product claims data to estimate the cost of product warranties at the time revenue is recognized. In determining the accrual for the estimated cost of warranty claims, we consider our experience with:

  •
  costs to correct the product problem in the field, including labor costs

  •
  costs for replacement parts

  •
  other direct costs associated with warranty claims

  •
  the number of product units subject to warranty claims

        In addition to known claims or warranty issues, we estimate future claims on recent sales. The key assumption in our estimate is the rate we apply to those recent sales, which is based on historical claims experience. If this estimated rate changed by 50%, the impact on operating income would be approximately $1.5 million. If our cost to repair a product or the number of products subject to warranty claims is greater than we estimated, then we would have to increase our accrued cost for warranty claims.

  Inventories

        We use the last-in first-out (LIFO) method to determine the value of the majority of our inventory. The remainder of our inventory is valued on a first-in first-out (FIFO) basis. In periods of rising costs to produce inventory, the LIFO method will result in lower profits than FIFO, because higher more recent costs are recorded to cost of goods sold than under the FIFO method. Conversely, in periods of falling costs to produce inventory, the LIFO method will result in higher profits than the FIFO method.

        In 2002, we experienced higher costs to produce inventory than in 2001, due mainly to higher costs for steel and other commodities. This resulted in higher cost of goods sold (and lower operating income) of approximately $2.6 million than had all our inventory been valued on the FIFO method.

        We write down slow-moving and obsolete inventory by the difference between the value of the inventory and our estimate of the reduced value based on potential future uses, the likelihood that overstocked inventory will be sold and the expected selling prices of the inventory. If our ability to realize value on slow-moving or obsolete inventory is less favorable than assumed, additional write-downs of the inventory may be required.

  Depreciation, Amortization and Impairment of Long-Lived Assets

        Our long-lived assets consist primarily of property, plant and equipment and intangible assets that were acquired in business acquisitions. We have assigned useful lives to our property, plant and equipment and certain intangible assets ranging from 3 to 40 years.

        We annually evaluate our reporting units for goodwill impairment during the third fiscal quarter, which coincides with our strategic planning process. We value our reporting units using after-tax cash flows from operations (less capital expenditures) discounted to present value. The key assumptions are the discount rate and the annual free cash flow. We also use sensitivity analysis to determine the impact of changes in discount rates and cash flow forecasts on the valuation of the reporting units. As allowed for under SFAS 142, we rely on our previous valuations for the annual impairment testing provided that the following criteria for each reporting unit are met: (1) the assets and liabilities that make up the reporting unit have not changed significantly since the most recent fair value determination and (2) the most recent fair value determination resulted in an amount that exceeded the carrying amount of the reporting unit by a substantial margin.

        In the case of most of our reporting units, the above criteria have been met and no further evaluation was required. If our assumptions about intangible assets change as a result of events or circumstances, and we believe the assets may have declined in value, then we may record impairment charges, resulting in lower profits. For example, in 2001 we determined through this process that the company's investment in an Argentine irrigation distributor was impaired, due to recent difficulties in Argentina's economy, and we wrote down the value of the investment by $1 million. In 2002, we determined that our investment in an irrigation dealer in North America was impaired, which resulted in a writedown of $1.1 million.

  Stock Options

        Our employees are periodically granted stock options by the Compensation Committee of the Board of Directors. As allowed under generally accepted accounting principles (GAAP), we do not record any compensation expense on the income statement with respect to options granted to employees and directors. Alternatively, under GAAP, we could have recorded a compensation expense based on the fair value of employee stock options. As described in Note 1 in the Consolidated Financial Statements, had we recorded a fair value-based compensation expense for stock options, earnings per share would have been $0.10 to $0.12 less than what was reported for each of the 2001, 2002 and 2003 fiscal years.

  Income Taxes

        We record a valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized. While future taxable income and tax-planning strategies are considered in assessing the need for the valuation allowance, if a deferred tax asset is estimated to be not fully realizable in the future, a valuation allowance to decrease the amount of the deferred tax asset would decrease net income in the period the determination was made. Likewise, should we subsequently determine that we would be able to realize all or part of a net deferred tax asset in the future, an adjustment reducing the valuation allowance would increase net earnings in the period such determination was made. At December 27, 2003, we had approximately $1.7 million in deferred tax assets related mainly to tax credit carryforwards, with a related valuation allowance of $0.6 million. If circumstances change in the future, we may be required to increase or decrease the valuation allowance on these assets, resulting in an increase or decrease in income tax expense and a reduction or increase in net income. At December 27, 2003, we had deferred tax assets of $2.2 million related to nonconsolidated subsidiaries which have been fully offset by a valuation adjustment.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        The information required is included under the captioned paragraph, "Risk Management" on page 29 of this report.

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  Exhibit 99.2